Exhibit 21.1
List of Subsidiaries of WPX Energy, Inc.
(all Delaware entities unless otherwise indicated)

1.	Barrett Resources International Corporation

2.	Bison Royalty LLC

3.	Diamond Elk, LLC – a Colorado limited liability company

4.	Mockingbird Pipeline, L.P.

5.	RW Gathering, LLC

6.	SW Gathering, LLC

7.	WPX Energy Appalachia, LLC

10.	WPX Energy Arkoma Gathering, LLC

11.	WPX Enterprises, Inc.

12.	WPX Energy Gulf Coast, LP
Assumed name in Texas: Williams Prod. Gulf Coast, L.P.

13.	WPX Energy Holdings, LLC

14.	WPX Energy Keystone, LLC

15.	WPX Energy Marcellus Gathering, LLC

16.	WPX Energy Mid-Continent Company, an Oklahoma corporation

17.	WPX Energy Production, LLC
Fictitious name in Oklahoma: WEG-Production Company, LLC

18.	WPX Energy Rocky Mountain, LLC

19.	WPX Energy RM Company

20.	WPX Energy Marketing, LLC

21.	WPX Energy Marketing Services Company, LLC

22.	WPX Energy Services Company, LLC

23.	WPX Energy Van Hook Gathering Services, LLC

24.	WPX Energy Williston, LLC
Trade name in North Dakota: D3 E & P LLC

25.	WPX Gas Resources Company

26.	Minuteman Exploration, LLC

27.	Minuteman Holding, LLC

28.	Betterit Land & Title Holding Company, LLC – a New Mexico Limited Liability Company
Fictitious name in Oklahoma: WPX Energy Chaco Slope, LLC

International subsidiaries:

1.	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation